CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated March 24, 2000 accompanying the consolidated financial statements and schedules of Stevens International, Inc. and subsidiaries appearing in the 1999 Annual Report of the Company on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Dallas, Texas
May 1, 2000